Contact: Steve Rush, Marketing Manager 502-410-1397 steve.rush@lightyear.net

Lightyear Network Solutions

Announces Anticipated Improvement

In Year Over Year EBITDA

of Approximately $4 Million

LOUISVILLE, Ky., March 14, 2012 -- Lightyear Network Solutions, Inc. (the “Company”) (OTC Market: LYNS), an established provider of data, voice and wireless telecommunication services to business and residential customers throughout North America, announced today certain anticipated 2011 financial results:

•	The Company expects 2011 non-GAAP EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Impairment Loss) to be between $1.0 million and $1.3 million. The Company had a loss before interest, taxes, depreciation, amortization and net gain on bargain purchase of $2.8 million in 2010.
•	Net loss from operations is expected to be between $800 thousand and $1.1 million. 2010’s loss from operations was $2.9 million.
•	Due to the redemption of the 9.5 million shares of Convertible Preferred Stock the Company anticipates a deemed dividend of approximately $11.8 million, or approximately $0.54 per diluted share.
•	Loss per Common Share before the deemed dividend for the redemption of Convertible Preferred Stock is estimated to be $0.03.

The above amounts are subject to finalization of the Company’s 2011 results. Current estimated ranges for key results for 2011 are presented in the attached table with comparable results for 2010.

2011 Anticipated
	Range		2010
	(unaudited)		(unaudited)

EBITDA before gain on bargain purchase, net	$1.0 M	$1.3 M	($2.8 M)
(non GAAP basis)
Loss from Operations	($0.8 M)	($1.1 M)	($2.9 M)

“Although the economic environment remains challenging, Lightyear is continuing to make positive financial strides forward, especially as we compare 2010 figures with estimated numbers for 2011,” said Stephen M. Lochmueller, Lightyear’s Chief Executive Officer. “We expect the Company to record EBITDA of $1.0 million to $1.3 million for 2011, compared with an EBITDA loss before gain on bargain purchase of $2.8 million in 2010. This represents a significant improvement in our operations. Our net loss from operations has also improved significantly, as we expect it to be between $800 thousand and $1.1 million for 2011, an approximate 70 percent reduction in the loss from the 2010 figure.”

About Lightyear Network Solutions, Inc.

Through its wholly owned subsidiaries, Lightyear Network Solutions, Inc. provides telecommunication services to large, medium and small businesses and to residential consumers throughout North America. Lightyear’s product offerings include local PRI and digital T1, enhanced Internet services, MPLS, Ethernet, Voice over Internet Protocol (VoIP), local and long distance service, and conferencing. Lightyear also offers wireless services to customers in the U.S. through wholesale contracts with multiple wireless providers. Lightyear built its own VoIP network in 2004 to enhance its product offerings and has partnered with some of the most prominent names in telecom including: Sprint, Verizon, AT&T, Level 3, Windstream, CenturyLink, tw telecom, XO Communications and Cisco. Lightyear Network Solutions is headquartered in Louisville, Ky. Additional information can be found at: www.lightyear.net.

Cautionary Statement About Preliminary Results and Other Forward-Looking Information

This press release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. We caution you that, whether or not expressly stated, all measures of 2011 financial results and condition contained in this news release, including revenue, interest expense, taxes, depreciation, amortization, operating income, net income, earnings per share, operating cash flow, and special charges are preliminary and reflect our expected 2011 financial results and condition as of the date of this news release. Actual reported 2011 financial results and condition may vary significantly from those expectations because of a number of factors, including additional or revised information or subsequent events. We also caution you that this news release contains additional forward-looking statements about the Company. This discussion of preliminary results and other forward-looking statements is based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially and adversely from those anticipated in these preliminary results and forward-looking statements as a result of a number of factors. See “Risk Factors” under Item 1A of Part I of Lightyear’s Form  10-K filed March 30, 2011, with the Securities and Exchange Commission and available on the SEC’s Web site at www.sec.gov. Any factor described in this news release or in any report referred to in this news release could, by itself or together with one or more other factors, adversely affect the Company’s financial results and condition. The Company will provide additional discussion and analysis and other important information about its 2011 financial results and condition when it reports actual results later in March, 2012. Lightyear otherwise undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Non-U.S. GAAP Financial Measures

The Company has utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing its financial results for the twelve months ended December 31, 2011, and the twelve months ended December 31, 2010. Management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the Company’s business and facilitate meaningful comparison of the results in the current period to those in prior and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A limitation of utilizing these non-GAAP measures is that GAAP accounting does in fact reflect the underlying financial results of the Company’s business. Therefore, management believes that the GAAP measures as well as the corresponding non-GAAP measures of the Company’s financial performance should be considered together.

A reconciliation of the Company’s GAAP net (loss) income for the year of 2011 and 2010 to its non-GAAP EBITDA for the same period is set forth below:

	For The Twelve Months
	Ended December 31,
	2011 Range		2010
Anticipated Numbers	(unaudited)		(unaudited)

Net (Loss) Income	(850,000)	(550,000)	1,597,135

Depreciation, Amortization
and Impairment Loss	1,900,000	1,900,000	575,642
Interest	70,000	70,000	3,836
Tax Benefit	(120,000)	(120,000)	(1,540,592)
Gain on bargain purchase, net		-	(3,394,036)

EBITDA adjusted for gain on purchase
and impairment	$1,000,000	$1,300,000	$(2,758,015)